UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 4, 2017

CNA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-5823	36-6169860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 S. Wabash, Chicago, Illinois	60604
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (312) 822-5000

NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(b) Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2017, the Registrant issued a press release announcing the retirement of Jonathan D. Kantor, Executive Vice President, General Counsel and Secretary, effective July 7, 2017. Mr. Kantor will remain with the Registrant until such date although, for purposes of ensuring an orderly transition, certain of his duties will be reassigned prior to his retirement. The press release is filed as Exhibit 99.1 to this Form 8-K.

ITEM 5.02(e) Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Kantor and the Registrant have entered into a Retirement Agreement, dated April 4, 2017. The agreement provides for the Registrant to pay Mr. Kantor a retirement payment in the amount of $4.5 million payable in two installments (one half upon his retirement and one half in January 2018). In consideration of the retirement payment, Mr. Kantor has agreed to certain provisions, including a competition restriction for a period of six months following his retirement, a solicitation prohibition of employees of the Registrant for a period 24 months after his retirement and a covenant to cooperate with the Registrant with regard to ongoing litigation and other matters.
Mr. Kantor does not otherwise have an employment agreement or other arrangement with the Registrant.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits
Exhibit No.	Description

99.1	CNA Financial Corporation press release, issued April 6, 2017, announcing the retirement of Jonathan D. Kantor, Executive Vice President, General Counsel and Secretary, effective July 7, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNA Financial Corporation
(Registrant)

Date: April 6, 2017	By	/s/ Dino E. Robusto
(Signature)
Dino E. Robusto Chief Executive Officer and Chairman of the Board